Exhibit 99

Contact:	Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Brian Dwyer or Elizabeth Marshall
KGBTexas, Inc.
(210) 826-8899

FOR IMMEDIATE RELEASE:

IBC Announces Record Earnings

LAREDO, Texas—(BUSINESS WIRE)—May 9, 2002—International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the first quarter of 2002 of $22.3 million or $.86 per share—basic ($.84 per share—diluted) compared to $21.6 million or $.81 per share—basic ($.80 per share—diluted) in the corresponding 2001 period. The first quarter earnings represent a 3.6% increase over the corresponding period of 2001 after taking into account a $5.8 million impairment charge recognized by the Aircraft Finance Trust in which the Company holds an investment accounted for under the equity method of accounting.  Management believes its investment in AFT has been impaired by the events of September 11 and the impact on the airline industry including declines in air travel and reduced demand for commercial aircraft.  The impairment charge was offset by a significant improvement in core earnings for the first quarter 2002.

“I’m extremely pleased with our strong first quarter core earnings results,” Nixon said.  “This success, coupled with the Board of Directors’ confidence in the bank’s continued success throughout the year, resulted in a $.40 per share cash dividend payment to the shareholders on April 15th, as well as a 25% stock dividend that was approved on April 4th and will be paid on June 14th, to all holders of record as of May 20, 2002.  In terms of earnings per share, these earnings results translate into a 5% increase in diluted earnings per share for the first quarter, after the $5.8 million impairment charge, truly demonstrating that IBC is ‘doing more’ for each shareholder.”

Total assets at March 31, 2002 and March 31, 2001 were $6.1 billion.  Total loans at March 31, 2002, were $2.6 billion compared to $2.3 billion at March 31, 2001.  Deposits at March 31, 2002, were $4.3 billion compared to $3.8 billion at March 31, 2001.

IBC is a $6.1 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 95 facilities and 180 ATMs serving 35 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml

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